Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount Being Registered (1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and (h)	2,000,000	$55.360(2)	$110,720,000(2)	0.00013810	$15,290
Total Offering Amounts					$110,720,000		$15,290
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$15,290
(1)    This Registration Statement covers the offer and sale of 2,000,000 shares of Common Stock of Exelixis, Inc. (the “Registrant” or the “Company”) under the Exelixis, Inc. Amended and Restated 2017 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on July 30, 2026, as reported on the Nasdaq Global Select Market.